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                                    EXHIBIT 1


October 15, 1999


David N. Birman, M.D.
Birman Managed Care, Inc.
1025 Highway 111 South
Cookeville, Tennessee  38501

Dear David:

Birman Managed Care is faced with significant challenges in the near future. Given that there are fundamental business differences between management and the undersigned; previously expressed by us at Board meetings, we have decided to resign as members of the Board of Directors, effective immediately.

Sincerely,


/s/ James J. Rhodes            /s/ Warren E. Aut            /s/ John D. Higgins
James J. Rhodes                Warren E. Aut                John D. Higgins
                               RADM (Retired)